Exhibit 99.5

OPERATING AGREEMENT OF

CRAY FAMILY MANAGEMENT, LLC

This Operating Agreement of Cray Family Management, LLC (the “Agreement”) is made as of the 25th day of September, 2012 by and among each of those Persons executing this Agreement.

R E C I T A L S:

WHEREAS, the Members  established  a manager-managed limited liability company named the Cray Family Management, LLC  (the “Company”) on July 13, 2012 under and pursuant to the Act, defined below,  for the purposes hereinafter stated; and

WHEREAS, the Members desire to set forth in this Agreement their respective rights and obligations with respect to such limited liability company.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

ARTICLE I

Definitions

Capitalized words and phrases used in this Agreement have the following meanings:

(a)                                 “Act” means the Kansas Limited Liability Company Act, as amended (K.S.A. 17-7673) or any corresponding provisions of succeeding law.

(b)                                 “Agreement” means this Operating Agreement, as amended from time to time.

(c)                                  “Assignee” means an assignee or transferee who receives an Interest, or any separate rights thereunder, which are transferred pursuant to the terms of Section 7.1, but who is not admitted as a Member pursuant to the terms of Section 7.2.

(d)                                 “Contribution” means any cash, property, services rendered or a promissory note or other obligation to contribute cash or property or to perform services, which a person contributes to a limited liability company in such person’s capacity as a member.

(e)                                  “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f)                                   “Company” means the limited liability company governed by this Agreement (or any corresponding provisions of succeeding law).

(g)                                  “Consent of the Members” means, unless otherwise expressly stated, a Majority in Interest.

(h)                                 “Consent of the Managers” means, unless otherwise expressly stated, a Majority of the Managers then serving.

(i)                                     “Interest” means a Member’s interest (or any separate rights thereunder) and where explicitly indicated, an Assignee’s interest (or any separate rights thereunder), in the capital and profits of the Company and all rights, duties, liabilities and obligations in connection therewith.

(j)                                    “Knowledge” means a person’s actual knowledge of a fact, rather than a person’s constructive knowledge of the fact.

(k)                                 “LLC Percentage” means the relative Interests of the individual Members, as a class or as a whole, as applicable, and where expressly indicated, the individual Assignees, in the capital and profits of the Company.

(l)                                     “Majority in Interest” means the affirmative vote or consent of Members whose LLC Percentages in the aggregate exceed 50%, or such Members in each class or group entitled to vote thereon, as applicable.

(m)                             “Member” means a Person who has been admitted to the Company as a member as provided in the Act, and any other Persons subsequently admitted as a Member pursuant to the terms of Section 7.2 hereof.

(n)                                 “Permitted Transferee” means, except as provided in Section 7.3, (i) for an individual Member, any other Member or any trust established for the sole benefit of any one or more Members, (ii) for a trust Member, any Person described in subparagraph (m)(i) who is a beneficiary of such trust or who is an object of a power of appointment validly exercised pursuant to the terms of such trust; and (iii) for any Member, any Person who acquires an Interest pursuant to and in conformity with the terms of Article XII hereof..

(o)                                 “Person” means a natural person, partnership (whether general or limited whether foreign or domestic), limited liability company, foreign limited liability company, joint venture, corporation, trust, estate, custodian, association, nominee or any other individual or  entity in its own or any representative capacity.

(p)                                 “Personal Representative” means, as to a natural person, the executor, administrator, guardian, conservator or other legal representative thereof and, as to a person other than a natural person, the legal representative or successor thereof.

(q)                                 “Transfer” means sell, transfer, assign, gift, pledge, mortgage or otherwise dispose of or encumber, whether voluntarily or otherwise, an Interest.

ARTICLE II

Formation of the Company

2.1          Statutory Authority.  The Members agree to enter into and join together in a limited liability company pursuant to this Agreement and under and pursuant to the provisions of the Act.

2.2          Documents.  If not already filed, the Members shall promptly execute all documents, including without limitation any required articles of organization, or fictitious name or assumed name certificate, as shall from time to time be required for the formation and maintenance of a limited liability company under the laws of the State of Kansas (“Required Documents”).

2.3          Relationship between Agreement and the Required Documents.  In the event of a conflict between a provision of this Agreement and any provision of the Required Documents, to the extent allowed by the Act, this terms of this Agreement will govern.

ARTICLE III

Name and Office

3.1          Name.  The business of the Company shall be conducted under the name Cray Family Management, LLC.

3.2          Place of Business.  The principal place of business of the Company shall be  20073 266th Road, Atchison, Kansas 66002 , or such other place as may from time to time be designated by the Managers.

ARTICLE IV

Purpose

The purpose of the Company shall be to engage in any and all business that is permitted to be conducted under applicable law and agreed upon by the Members.

ARTICLE V

Contributions to Capital - LLC Percentages

5.1          Contributions by Members.   Each Member, in exchange for his or her contribution to the capital of the Company, shall receive the LLC Percentage that is set forth in Exhibit A to this Agreement.  The Members’ respective LLC Percentages shall be adjusted to reflect additions to or withdrawals from the capital of the Company, as the case may be and as permitted hereunder, and such adjustments shall be recorded in the books and records of the Company.

5.2          Additional Funds.  Members shall not be required to make additional capital contributions to the Company.

5.3          Interest.  No interest shall be paid or accrued on the capital account of any Member.

5.4          Withdrawal of Capital Contributions.  No Member shall have the right to withdraw any capital from the Company except as expressly provided herein.

ARTICLE VI

Allocations and Distributions

6.1          Allocations.  Except as may be otherwise provided herein, profits and losses, including, but not limited to, gain or loss resulting from the sale, exchange or other disposition of Company property, deductions and credits shall be allocated to the Members in proportion to their respective LLC Percentages.

6.2          Tax Allocations:  Code Section 704(c).   In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value at the time of contribution.

Any elections or other decisions relating to such allocations shall be made by the Managers in any manner that reasonably reflects the purpose and intention of this Agreement.  Allocations pursuant to this Section 6.2 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s capital account or share of distributions pursuant to any provision of this Agreement.

6.3          Distributions.  Except with respect to a distribution in liquidation or as may be otherwise provided herein, cash flow for the Company, if any, may be distributed to the Members only with the Consent of the Managers.  To the extent distributed, such distributions shall be made to the Members in proportion to their LLC Percentages.

6.4          Amounts Withheld.  All amounts withheld pursuant to the requirements of the  Code or any provision of any state or local tax law with respect to any payment or distribution by the Company to the Members shall be treated as amounts distributed to the Members pursuant to this Article VI for all purposes under this Agreement.

6.5          Right of Set-Off.  The Company may set-off, against any distribution  otherwise due a Member, the amount of any past-due obligation of such Member to the Company or the amount of any past-due obligation of a transferor (immediate or remote) of a Member to the extent the Member knew of such obligation.

6.6          Limitation Upon Distribution.  No distribution shall be made if, after such distribution:

(a)                                 the Company would be insolvent; or

(b)                                 the net assets of the Company would be less than zero.

The Managers may base a determination that a distribution is made in compliance with this Section 6.6 if said distribution is made in good faith reliance upon a balance sheet and profit and loss statement of the Company represented to be correct by the Person having charge of its books of account or by an outside accountant regularly engaged by the Company.

6.7          Repayment of Expenses.  Funds advanced by a Manager for the benefit of the Company will be reimbursed by the Company at the times and in the amounts as the Managers agree.

ARTICLE VII

Transfer Restrictions

7.1          General Prohibition.  Except for a Transfer to a Permitted Transferee and as set forth in Section 12.1, no Member may Transfer such Member’s Interest without the prior written Consent of the Managers, and any such purported Transfer contrary to this Section 7.1 shall be void.  Notwithstanding anything in the foregoing to the contrary, the Managers may require that prior to any Transfer, whether to a Permitted Transferee or otherwise, the proposed transferor provide an opinion of counsel, satisfactory to the Managers in their sole judgment, that any such Transfer will not:

(a)                                 Violate any law or governmental rule or regulation of any federal, state or local government or governmental agency applicable to such Transfer;

(b)                                 Cause a termination of the Company under Section 708 of the Code;

(c)                                  Cause any Member to be subject to personal liability under the laws of any applicable jurisdiction; or

(d)                                 Affect the tax status of the Company as a partnership for federal income tax purposes.

The transferring Member must give the Managers at least sixty (60) days prior written notice that the transferring Member wishes to make a Transfer, and sufficient information to allow such counsel to render its opinion that the proposed Transfer will not result in any of the consequences referred to in this Section 7.1.

7.2          Admission of Member.

(a)                                 No assignee or transferee of an Interest, whether a Permitted Transferee or otherwise, and whether the Transfer is voluntary or otherwise, shall be admitted to the Company as a Member without the prior written Consent of the Managers.

(b)                                 No Person who is not a Member may contribute capital to the Company or be admitted to the Company as a Member without the prior written Consent of the Managers.

(c)                                  Upon the admission of an additional Member, all references in this Agreement to the Members shall be deemed to include the new Member.

(d)                                 Irrespective of whether an additional Member executes any document relating thereto, such Member shall be deemed to have consented to be bound by the terms and conditions of this Agreement upon acceptance of the Interest.

7.3          Gifting.  Notwithstanding any other provision of this Agreement, a Member may transfer all or any part of his or her Interest by gift in such proportions and upon such conditions as the Member shall determine, but such Permitted Transferees shall include only his or her (i) descendants or (ii) spouse.

ARTICLE VIII

Management of the Company

8.1          General Management.  Except as otherwise specifically provided herein, decisions concerning the management and control of the business affairs of the Company and the investment of the property of the Company shall be made by the Consent of the Managers.  The initial Manager of the Company shall be Karen Seaberg.  Any vacancy in the office of Manager, whether arising from the resignation or removal, pursuant to the terms of Section 8.9, from office of a Manager, from an increase in the number of Managers, or otherwise, shall be filled by an individual named by the Manager who is vacating office or who is then serving, as the case may be.  If a vacating Manager is unable or unwilling to name a successor, the vacancy shall be filled by the unanimous Consent of the Members, Cathy Scroggs and Susan Robbins.

8.2          Acts by Managers.  Without limiting the generality of Section 8.1, acts taken on behalf of the Company that shall require the consent of the Managers shall include, but not be limited to, the following:

(a)                                 to employ (and dismiss), on behalf of the Company, such Persons as the Managers, in their sole judgment, shall deem advisable for the operation and management of the business of the Company, including, but not limited to, accountants and attorneys, on such terms and for such compensation as the Managers, in the Managers’ sole judgment, shall determine.  The fact that a Manager or a member of a Manager’s family is directly or indirectly interested in or connected with any Person employed by the Company to render or perform a service, or from which or whom the Company may buy merchandise or other services or property, shall not preclude the Company from employing such Person or otherwise dealing with such Person, and neither the Company nor the Members thereof shall have any rights in or to any income or profits derived therefrom;

(b)                                 to authorize or approve all actions with respect to dispositions of the assets of the Company, borrowing of funds, contracts, guarantees, notes, and other instruments on behalf of the Company;

(c)                                  to borrow money and pledge assets of the Company to secure such borrowings;

(d)                                 to open, maintain, and close bank accounts and to draw checks and other orders for the payment of money;

(e)                                  at any time and from time to time, and subject to revocation at any time, to delegate the authorities, discretions, and powers, or any of them, herein conferred upon the Managers to any one or more agents, such delegation and all revocations thereof to be evidenced by an instrument in writing; provided, however, that any such delegation shall not relieve the Managers of their obligations and liabilities as Managers under this Agreement;

(f)                                   to pay any and all Company organization, capital, and operating costs and expenses, and management fees as and when due;

(g)                                  except as provided in Section 8.3(c), to commence, defend, settle, or compromise any litigation that pertains to the Company or any Company assets;

(h)                                 to make, or not make, in the Manager’s sole judgment, any tax elections available to the Company, including but not limited to an election under Section 754 of the Code;

(i)                                     to open, maintain, and close accounts, including but not limited to margin accounts, with brokers, dealers and others, and issue all instructions with respect to any assets held in such accounts;

(j)                                    to vote on behalf of the Company, by proxy, consent or otherwise, securities owned by the Company;

(k)                                 to change the applicable governing law or jurisdiction of the Company, and to transfer the situs of any Company assets, to any other jurisdiction, either foreign or domestic, provided, however, that no such change or transfer may occur unless following such change or transfer the Company continues to be treated as a partnership for federal income tax purposes; and

(l)                                     such other actions, including the expenditure of funds, as may be necessary or advisable in connection with the foregoing.

8.3          Additional Actions Requiring Concurrence of the Members. Notwithstanding anything in this Agreement to the contrary, the Managers, without the prior written Consent of the   Members, shall have no authority to:

(a)                                 do any act in contravention of this Agreement;

(b)                                 do any act which would make it impossible to carry on the ordinary business of the Company, except as may otherwise be provided in this Agreement;

(c)                                  confess a judgment against the Company, other than any confession of judgment required in connection with the mortgage, pledge or other encumbrance of any Company property, as may be, in the sole judgment of the Managers, reasonably requested by a lender of the Company;

(d)                                 possess Company property, or assign rights in specific property, for other than a Company purpose;

(e)                                  (i)  make a general assignment of all or part of the assets or obligations of the Company for the benefit of creditors, or (ii) file a voluntary petition in bankruptcy, insolvency, reorganization, or liquidation, or any other petition under any section or chapter of the United States Bankruptcy Code (the “Bankruptcy Code”) or any similar law, whether state, federal or otherwise, for the relief of debtors concerning the Company or its assets, or (iii) take any action in respect of the filing of an involuntary petition or any other petition against the Company, any member of the Company under any section or chapter of the Bankruptcy Code, or any similar law, whether state, federal, or otherwise, relating to insolvency, reorganization, or liquidation, or for the relief of debtors, by the creditors of the Company or any member of the Company, or (iv) take any action in respect of the appointment by any court of a receiver, custodian, or similar official to take possession of any property or assets of the Company, or (v) make an application or consent or acquiesce to an application for the appointment of a custodian, receiver, conservator, trustee,  or similar official for the Company or for a substantial part of the property or assets of the Company, or (vi) take any action in respect of the attachment, execution or judicial seizure (whether by enforcement of money judgment, by writ or warrant of attachment, or by any other process) of all or any part of the assets of the Company or any member of the Company (if such assets have a value in excess of $10,000), or (vii) admit in writing the inability of the Company to pay its debts or perform its obligations as they become due, or (viii) call a meeting of the creditors representing a significant portion of the liabilities of the Company for the purpose of effecting a moratorium, extension or composition of debt, or any of the foregoing;

(f)                                   distribute all or substantially all of the assets of the Company to the Members or otherwise cause a dissolution of the Company whether in a single transaction or series of transactions;

(g)                                  transfer all or substantially all of the assets of the Company in a single transaction or series of transactions, whether by sale, exchange, lease, mortgage, pledge, merger, recapitalization, consolidation, reclassification, or otherwise;

(h)                                 knowingly perform any act that would subject any Member to liability in any jurisdiction; or

(i)                                     convert, merge or reorganize into any other type of entity, either foreign or domestic; provided, however, that no such conversion, merger, or reorganization may occur unless following such conversion, merger, or reorganization, the Company shall continue to be treated as a partnership for federal income tax purposes, and after such reorganization, conversion or merger occurs, the interests issued by the entity shall, to the extent permissible under applicable securities laws, be in accordance with the LLC Percentages of the Members in the Company prior to the conversion, merger or reorganization;

In any circumstances requiring the approval or Consent of the Managers, such approval or consent shall, except as expressly provided to the contrary in this Agreement, be given or withheld in the sole judgment of the Managers and conveyed in writing to the Members not later than thirty (30) days after such approval or consent has been requested by a Member or

Members.  Failure to respond in any such time period shall constitute a vote which is consistent with the recommendation of the Managers with respect to the proposal.  If the Managers receive the necessary approval or consent of the Members to such action, the Managers shall be authorized and empowered to implement such action without further authorization by the Members.

8.4                               Duties and Obligations of the Managers.

(a)                                 The Managers shall take all actions which may be necessary or appropriate for the continuation of the Company’s valid existence as an LLC under the laws of each jurisdiction in which such existence is necessary to protect the limited liability of the Members.

(b)                                 The Managers shall not be liable to the Members because any taxing authority disallows or adjusts income, deductions or credits reflected in the tax returns of the Company or of any Member.

8.5                               Advances.  All loans and advances by Members (excluding capital contributions) to the Company shall bear interest at no less than the Applicable Federal Rate.  All interest and principal payments on any such loans or advances shall be payable out of the first available funds of the Company prior to any distributions to the Members.

8.6                               Compensation of Managers.  If the Managers so determine, any Manager may receive a reasonable annual salary for services provided to the Company.  It is understood that any salary paid to a Manager under the provisions of this Section 8.6 shall be considered an operating expense of the Company and shall be deducted as an expense item in determining net profits and losses of the Company.

8.7                               Further Assurances.  Each Member agrees to do all acts and things and to make, execute and deliver such written instruments, as may from time to time be reasonably required to carry out the terms and provisions of this Agreement including, but not limited to, any assignments or amendments to this Agreement as may be required for borrowings by the Company.

8.8                               Indemnification of Managers.   The Company and the Members shall indemnify and hold the Managers harmless from and against any loss, expense, damage or injury suffered or sustained by the Company or a Member by reason of any acts, omissions or alleged acts or omissions arising out of the Manager’s activities on behalf of the Company or in furtherance of the interests of the Company within the scope of the authority conferred on the Managers by this Agreement or by law, including but not limited to any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim, if the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claim is based were for a purpose reasonably believed by the Manager to be in the best interests of the Company, and were not performed or omitted fraudulently or as a result of the willful misconduct by the Manager, and otherwise were not in violation of the Manager’s fiduciary obligations to the Company.  Any such indemnification shall be made only from the assets of the Company.

8.9                               Removal of Managers.  No Manager may be removed as Manager without the prior written Consent of all the other Managers and Members holding in the aggregate seventy-five percent (75%) or greater of the LLC Percentages, and in any event may  be removed only for “Cause”, as defined below.  For these purposes, “Cause” means:  (i) fraud, theft, embezzlement or the like; (ii) the substantial and habitual neglect of a Manager’s duties, thereby causing material harm to the Company, or (iii) a Manager’s “disability”.  For these purposes, a Manager shall be deemed “disabled” if, in the opinion of a licensed physician on staff at a recognized teaching hospital, the Manager will not be able to participate in the regular ongoing activities of the Company for a continuous period of one hundred eighty (180) days.

8.10                        Limited Liability of Managers and Members.  Except as expressly provided in this Agreement, by the Act or by other applicable law, neither a Manager nor any agent of the Company is or shall be liable for any debts, obligations, or liabilities of the Company, whether arising in tort, contract, or otherwise, solely by reason of being such Manager or agent, or acting (or omitting to act) in such capacities or participating (as an employee, consultant, contractor, or otherwise) in the conduct of the business of the Company.  Except as may otherwise be expressly provided herein (including, without limitation, Section 9.5), no Member shall be required to make any contribution to the Company by reason of any negative balance in the Member’s capital account, nor shall any negative balance in a Member’s capital account create any liability on the part of the Member to any third party.  Except as expressly provided in this Agreement, by the Act or by other applicable law, no Member shall have any personal liability whatsoever for any debts, liabilities or other obligations of the Company, and the liability of any Member in connection with the Company shall be limited to the Member’s obligation to satisfy the Member’s capital commitment as and to the extent provided in this Agreement.

8.11                        Books of Account.  At all times during the continuance of the Company, proper and true books of account on the cash receipts and disbursements basis shall be kept in accordance with generally accepted accounting principles wherein shall be entered particulars of all monies, goods, or effects belonging to or owing to or by the Company, or paid, received, sold, or purchased in the course of the Company’s business, and all of such other transactions, matters, and things relating to the said business of the Company as are usually entered in books of account kept by persons engaged in a business of like kind and character.  Such books of account shall be kept at the principal office of the Company, and each Member and the accountants, attorneys, and other designated agents of each Member shall at all reasonable times have free access to and the right to inspect the same.

8.12                        Capital Accounts.  A capital account shall be maintained for each Member in accordance with the provisions of applicable federal income tax laws and regulations.  Each Member’s  proportionate share of the profits or losses of the Company, and distributions, contributions, and other transactions with the Company should be reflected in each such Member’s capital account in accordance with proper income tax accounting principles and the terms hereof.

8.13                        Closing of Books.  The books of account shall be closed promptly after the end of each taxable year.

8.14                        Taxable Year.  The taxable year of the Company shall be the calendar year.

8.15                        Tax Returns. The Company shall prepare, or cause to be prepared, all required tax returns.  All decisions and elections as are necessary or available with respect to the preparation of such returns shall be made by the “tax matters partner” as hereinafter provided.  As soon as is reasonably practical after the close of each fiscal year, the Company shall furnish each Member with a statement (which may be in the form of a duplicate Form 1065 required to be filed by the Company with the Internal Revenue Service, or such other comparable form at any time hereafter required to be so filed) showing the contributions, income, gains, deductions, losses and credits charged or credited to such Member and so allocated to such Member for such fiscal year. Karen Seaberg shall act as the “tax matters partner” for the Company pursuant to Sections 6221-6231 of the Code.  The Company shall indemnify and reimburse the “tax matters partner” for all expenses, including legal and accounting fees, claims, liabilities, losses and damages, incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Members, or otherwise in connection with the “tax matters partner’s” discharge of her or his duties under this Agreement.  The payment of all such expenses shall be made before any distributions are made to the Members hereunder, and before any discretionary reserves are set aside .   The taking of any action and the incurring of any expense by the “tax matters partner” in connection with any such proceeding, except to the extent required by law, is a matter in the sole judgment of the “tax matters partner”, and the provisions hereof limiting the liability of and providing indemnification for the Managers shall be fully applicable to the “tax matters partner” in such Manager’s capacity as such.

ARTICLE IX

Term and Liquidation

9.1                               Term.  The Company shall continue until terminated by the unanimous agreement of the Members.

9.2                               Disassociation

(a)                                 Membership Interest upon Dissociation.   If a Member dissociates from the Company before termination, such Member (the “Dissociating Member”) shall be entitled to his or her or pro rata share of distributions previously declared and  accrued through the date of dissociation.

(b)                                 No Dissolution Upon Dissociation.  Dissociation by a Member shall not result in the dissolution of the Company.

(c)                                  Effect of Dissociation.  Upon Dissociation from the Company by a Member, the Dissociating Member’s Interest shall automatically revert to the Company, and neither the Company nor the remaining Members shall be obligated to purchase the Interest of or make any payments to the Dissociating Member except as provided in Section 9.2(a).

9.3                               Partition.  Each Member and Assignee irrevocably waives any right that the Member or Assignee may have to (a) maintain any action for partition with respect to any of the assets of the Company, (b) seek a judicial or administrative dissolution of the Company prior to the events specified in Section 9.1, (c) seek a foreclosure of the Member’s or Assignee’s Interest, or (d) otherwise obtain a distribution of Company assets which constitutes a return of any part of the Member’s contribution to the Company prior to the events specified in Section 9.1.

9.4                               Distribution in Liquidation.  Upon the dissolution of the Company, the Company shall be liquidated.  Notwithstanding any dissolution of the Company, prior to such time as the Company shall be terminated as provided herein, the Company’s business and the affairs of the Members, as such, shall continue to be governed by this Agreement.  The proceeds from the liquidation of the assets of the Company and collection of the Company’s receivables, together with the property distributed in kind, to the extent sufficient therefor, shall be applied and distributed in the following order of priority:

(a)                                 to the payment and discharge of all of the Company’s debts and liabilities, except the claims of secured creditors whose obligations will be assumed or otherwise transferred on the liquidation of Company assets;

(b)                                 to the establishment of reserves which the Managers reasonably determine to be necessary;

(c)                                  the repayment of any loans outstanding to Members; and

(d)                                 the balance, if any, to the Members in proportion to their respective LLC Percentages.

9.5                               Compliance With Timing Requirements of Regulations.  In the event the Company is “liquidated” within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations,

distributions shall be made pursuant to Section 9.4 (if such liquidation constitutes a dissolution of the Company) or Section 6.3 hereof (if it does not) to the Members who have positive capital accounts in compliance with Section 1.704-1(b)(2)(ii)(b)(2) of the Regulations.  In the discretion of the Members, by the Consent of the Members, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to Section 9.4 may be:

(a)                                 distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Members arising out of or in connection with the Company.  The assets of any such trust shall be distributed to the Members, from time to time, in the reasonable discretion of the Members, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to this Agreement; or

(b)                                 withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Members as soon as practicable.

ARTICLE X

Trusts as Members

10.1                        Trustee Liability.  When this Agreement is executed by the trustee of any trust, such execution is by the trustee, not individually, but solely in the exercise of and under the power and authority conferred upon and vested in such trustee, and it is expressly understood and agreed that nothing herein contained shall be construed as creating any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such liability, if any, being expressly waived by the parties hereto by their execution hereof.  Any liability of any Member which is a trust to the Company or to any third person shall be only that of such trust to the full extent of its trust estate and shall not be a personal liability of any trustee, grantor or beneficiary thereof.

10.2                        Successor Trustee.  Any successor trustee or trustees of any trust which shall be a Member herein shall be entitled to exercise the same rights and privileges and be subject to the same duties and obligations as his or her or its predecessor trustee.  As used in this Agreement, the term “trustee” shall include any or all such successor trustees.

10.3                        Termination of Trust.  The termination of any trust which is a Member shall not terminate the Company.  Nonetheless, any allocation or distribution of all or any portion of the  Interest of a trust which is a Member pursuant to the exercise of any power of appointment, or otherwise, to a beneficiary of such trust or to another person or persons or to another trust or trusts shall be subject to Article VII hereof.

ARTICLE XI

Power of Attorney

11.1                        Each Member by executing this Agreement (or becoming bound by this Agreement) hereby grants an irrevocable power of attorney coupled with an interest to the Managers, granting each such Person the right to execute in the Member’s name, place and stead (i) any agreement contemplated by this Agreement; (ii) any amendment to this Agreement adopted in accordance with the terms of this Agreement; and (iii) any document or instrument necessary to convey 100% of such Member’s right, title and interest in the Company and in such Member’s Interest to an acquirer of the business of the Company (including but not limited to any conversion of the Company to a corporation whereby all Member’s contribute their Interests in exchange for capital stock of the corporation), provided that the Members shall all be treated on a pari passu basis with the other Members.

ARTICLE XII

Right of First Refusal; Death of a Member

12.1     Right of First Refusal.  Except as otherwise provided herein, including without limitation Section 7.1, a Member may Transfer an Interest without the required Consent of the Managers only if (a) such Transfer is a sale of the entire Interest of such Member pursuant to a bona fide written offer of a Person to purchase such Interest; and (b) the Company and the other Members decline to exercise their right of refusal to purchase such Interest in accordance with the terms and conditions of this Article XII.  Prior to selling an Interest pursuant to such a third-party offer, the selling Member shall deliver to the Company a copy thereof, together with a written offer to sell such Interest (“Notice of Offer”) under the same terms and conditions as are proposed therein to the Company or the other Members, or any of them as may elect so to purchase such Interest, except that, for the purposes of this Article XII, the purchase price offered shall be the price determined in the manner described below (the “Purchase Price”).  The Managers shall determine whether to cause the Company to purchase all or any portion of such Interest.  If the Company elects not to purchase all of such Interest, the selling Member shall first offer to sell such Interest to the Member’s descendants and spouse at the Purchase Price.  If the selling Member’s descendants or spouse do not exercise the right to purchase the selling Member’s Interest within fifteen (15) days after the Notice of Offer is provided, then the selling Member shall offer to sell such Interest to the other Members.  If more than one Member elects to purchase such Interest or any portion thereof that is not to be purchased by the Company, unless all such Members otherwise agree, the portion of such Interest or portion thereof that is not to be purchased by the Company that each such Member shall be entitled to purchase shall be in proportion to the ratio of such Member’s LLC Percentage to the sum of the LLC Percentages of all the Members electing to purchase any portion of such Interest.  Within fifteen (15) days after the Notice of Offer is given as provided above, the Company shall give written notice to the selling Member accepting or rejecting the selling Member’s offer.  If the Company so gives notice of acceptance of such offer, the Company or the other Members, or any of them electing to purchase such Interest, shall purchase, and the selling Member shall sell, such Interest in accordance therewith.  If the Company fails so to give an acceptance notice within such fifteen (15) day period or gives notice of rejection of such offer (including the putative acceptance of such offer with respect to less than all of the Interest so offered or any other counteroffer), the selling Member may sell the Interest to the third-party offeror in accordance with such offer at any time within sixty (60) days after the selling Member’s receipt of the notice of rejection or, if no notice is given by the Company within the fifteen  (15) day period described above, after the expiration of such period; provided that if the selling Member fails so to sell such Interest within such sixty (60) day period, the Company’s right of first refusal shall be reinstated and such Interest may not thereafter be Transferred by the selling Member otherwise than in accordance with the procedure set forth in this Section.  If at any time any payment is required to be made to any Member or Member’s personal representative by the Company or any other Member in connection with the purchase of such Member’s Interest, or any portion thereof, such Member is indebted to the Company or any purchasing Member, such indebtedness shall become forthwith due and payable, notwithstanding any provision for the later maturity thereof or otherwise to the contrary in any note, bond, debenture or other instrument evidencing such indebtedness, or any loan or credit agreement, mortgage, indenture or other agreement relating thereto, and the Company and any purchasing Member may deduct from any such payment the amount of such indebtedness and apply such amount to satisfy such indebtedness to the Company or such purchasing Member, as the case may be (any amount so deducted from such payment to be, nevertheless, deemed to be part of the payment for the Interest, or portion thereof, so purchased and to be received by the selling Member or his or her Personal Representative).  For these purposes, the “Purchase Price” shall be the selling Member’s actual investment in the Company.

12.2                        Transfers Upon Death or Disability.

(a)                                                          Upon the death of a Member, the Member may bequeath his or her Interest to (i) his or her descendants and (ii) to his or her spouse in such proportions and upon such terms and conditions as such Member shall decide.

(b)                                                          To the extent a Member shall not have disposed of his or her Interest pursuant to Section 12.2(a) above, then if a Member shall die or become disabled, the Company and the other Members shall have the right to purchase the Interest of such Member or any Permitted Transferee of such Member at the Purchase Price by giving notice thereof to such Member or Member’s personal representative at any time within sixty (60) days after the date of such Member’s death or disability.  The remaining Members shall determine by a Majority in Interest whether to cause the Company to purchase all or any portion of the Interest.  Any portion of the Interest that is not to be purchased by the Company may be purchased by the other Members, or any of them.  If more than one Member elects to purchase any portion of the Interest that is not to be purchased by the Company, unless all such Members otherwise agree, the portion of such Interest that each electing Member shall be entitled to purchase shall be determined by multiplying the Interest or the portion thereof that is not to be purchased by the Company by a fraction, the numerator of which shall be the LLC Percentage of such Member and the denominator of which shall be the sum of the LLC Percentages of all Members electing to purchase any portion of the Interest.

(c)                                                           If a Member shall die or become disabled, the personal representative of such Member and any Permitted Transferee of such Member or the personal representative thereof shall have the right to cause the Company to purchase all, but not less than all, of the Interest of such Member or Permitted Transferee of such Member at the Purchase Price (pro-rated as appropriate between or among the selling Members, if there are more than one) and upon the same terms and conditions as would apply above to the sale of an Interest pursuant to exercise of a right of first refusal.  The selling Member or personal representative of such Member, as the case may be, may exercise such right by giving written notice to such effect to the Company at any time within the ninety (90) day period following the appointment of the personal representative of the deceased or disabled Member.  Unless the selling Member and the purchasers otherwise agree, the closing of the Transfer of such Interest shall be held at the Company’s principal executive offices on the thirtieth day after the date on which the notice of the purchase is given (or, if such day is not a business day, on the next succeeding business day).

(d)                                                          At the closing (i) to the extent such Interest or any portion thereof is purchased by the Company, the Interest, or portion thereof, shall be retired and cancelled (and the LLC Percentage of each remaining Member shall be adjusted proportionately), and (ii) to the extent such Interest or portion thereof is purchased by another Member, such Interest or portion thereof shall be Transferred to such other Member; and the purchasers shall pay to the selling Member or Member’s  personal representative in cash.

ARTICLE XIII

General Provisions

13.1        Successors.  This Agreement and all of the terms and provisions hereof shall be binding upon and shall inure to the benefit of the Members, their respective legal representatives, heirs, successors and permitted assigns, and any other Person who shall have acquired any of the Interests of any Member in accordance with this Agreement.

13.2        Severability.  Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law; but if any provision hereof or the application thereof to any party or circumstance is prohibited by or invalid under applicable law, such provision shall be effective only to the minimal extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions hereof or the application of such provisions to other parties or circumstances.

13.3        Pronouns and Headings.  As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof wherever the context and facts require such construction.  The headings, titles, and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

13.4        Governing Law, Fee Shifting and Interpretation.  This Agreement shall be construed in conformity with the laws of the State of Kansas.  The prevailing parties in any litigation in connection with this Agreement shall be entitled to recover from the non-prevailing party all costs and expenses, including, without limitation, reasonable attorneys’ fees and costs incurred by such party in connection with any such litigation.  It is the intent of the parties that this Agreement be deemed to have been prepared by all of the parties, and that no party shall be entitled to the benefit of any favorable interpretation of any term or provision hereof under any rule of law or canon of construction.

13.5        Rights of Creditors and Third Parties under the Agreement.  Subject to Section 13.1, this Agreement is entered into among the Members for the exclusive benefit of the Company and its Members, and is expressly not intended for the benefit of any other Person, including any assignee or any creditor of the Company or its Members.  Except and only to the extent provided by applicable statute, no such assignee, creditor or third party shall have any rights under this Agreement or any agreement between the Company and any Member with respect to any capital contribution, distribution interest, or otherwise.

13.6        No Partnership Intended for Non-Tax Purposes.  The Members have formed the Company under the Act, and expressly do not intend hereby to form a partnership under either the Uniform Partnership Act, the Revised Uniform Limited Partnership Act, or any other similar act under any applicable jurisdiction.  The Members do not intend to be partners one to another, or partners as to any third party.  To the extent any Member, by word or action, represents to another person that any other Member is a partner or the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation. The provisions of this Section are not intended to deprive the Company of partnership status for Federal income tax purposes.

13.7        Entire Agreement.  This Agreement contains the entire understanding among the Members, and supersedes any prior understandings and/or written or oral agreements among them, respecting the within subject matter.  There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto relating to the subject matter hereof that are not fully expressed herein.

13.8        Amendments.  This Agreement may be amended in whole or in part only with the prior written Consent of the Managers and the prior written Consent of the Members.

13.9        Waiver.  Either party’s failure to strictly enforce any term or provision of this Agreement, in any one or more instances, shall not be construed as a waiver of the strict performance of any other provision, and shall not affect either party’s right and ability to insist on strict performance of each and every provision of this Agreement.

13.10      Counterparts and Facsimiles.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall be constitute one and the same Agreement.  Facsimile copies shall be deemed originals.

IN WITNESS WHEREOF, the Members and Manager, respectively, hereto have duly executed this Agreement as of the date first above written.

MANAGER:	MEMBERS:

KAREN SEABERG	CATHY SCROGGS
/s/ Karen Seaberg	/s/ Cathy Scroggs

SUSAN ROBBINS
/s/ Susan Robbins

KAREN SEABERG
/s/ Karen Seaberg

Exhibit A

LLC Percentage Interests

MEMBER INTERESTS

Name	Percentage Interest
Cathy Scroggs	33 1/3%
Susan Robbins	33 1/3%
Karen Seaberg	33 1/3%